Exhibit 99.2

Adopted: __________, 2021

COMPENSATION COMMITTEE CHARTER

OF
ACCRETION ACQUISITION CORP.

Purposes

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Accretion Acquisition Corp. (the “Company”) is, among other things, (a) discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers, (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans, and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 10-K or proxy statement, as applicable.

Membership

The Committee shall consist of two or more members (including a Chairman) of the Board, all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the Nasdaq Stock Market, LLC (“Nasdaq”) except as otherwise permitted under Nasdaq rules. At least two of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The members of the Committee shall be appointed by the Board. Committee members may be removed by the Board at any time with or without cause.

Structure

There shall be a Chairman of the Committee which shall also be appointed by the Board. The Chairman of the Committee shall be a member of the Committee and, if present, shall preside at each meeting of the Committee. He or she shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him or her by the Committee or the Board.

The Committee may create one or more subcommittees, each subcommittee to consist of one or more members of the Committee, and delegate to a subcommittee any or all of the powers and authority of the Committee. If at any time the Committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act; provided that any such grants shall not be contingent on such ratification.

Meetings and Operations

The Committee shall meet as often as necessary to enable it to fulfill its responsibilities. The Committee shall meet at the call of the Chairman or a majority of its members. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Secretary of the Company shall be the Secretary of the Committee unless the Committee designates otherwise. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

The chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments, and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion, and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

Authority and Responsibilities

In addition to such other duties as the Board may from time to time assign, the Committee shall:

Establish, review, and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives, and stockholder interests.

•	Review and approve the Company’s goals and objectives relevant to the compensation of the Company’s executive officers, annually evaluate the Company’s executive officers’ performance in light of those goals and objectives and, based on this evaluation, determine, or recommend to the Board for its determination, the Company’s executive officers’ compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the Company’s executive officers’ compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to Company’s executive officers at comparable companies, and the awards given to the Company’s executive officers in past years. The Company’s chief executive officer shall not be present during voting and deliberations relating to his or her compensation.

•	Determine, or recommend to the Board for its determination, the compensation of all other executive officers, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Committee deems appropriate. Executive officers of the Company may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.

•	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the Company’s executive officers as to the performance and compensation of such senior officers and employees.

•	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock, and other equity awards under such plans.

•	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.

•	Review and approve, or recommend to the Board for its approval, any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

•	Review and approve for the Company’s executive officers any employment agreements, severance arrangements, and change in control agreements or provisions.

•	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and, based on such review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.

•	Provide the Compensation Committee Report for the Company’s annual report or proxy statement for the annual meeting of stockholders, if required.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Review the Committee’s own performance annually.

•	Oversee shareholder communications relating to executive compensation and review and make recommendations with respect to shareholder proposals related to compensation matters.

•	Review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

•	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

Authority

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of Company’s executive officers’ compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel, and other advisors, the Committee must take into consideration factors specified in the Nasdaq rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel, or other advisors retained by the Committee.

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